Exhibit 107

Calculation of Filing Fee Table
FORM S-8
(Form Type)
BRICKELL BIOTECH, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock $0.01 par value per share	457(c) and (h)	5,372,000	$0.16	$859,520	0.0000927	$79.68
Total Offering Amounts					$859,520		$79.68
Total Fee Offsets							—
Net Fee Due							$79.68

(1)The aggregate number of shares to be registered is subject to adjustment by reason of stock splits, stock dividends and other events pursuant to the anti-dilution provisions of the Brickell Biotech, Inc. 2020 Omnibus Long-Term Incentive Plan. Accordingly, pursuant to Rule 416, this registration statement covers, in addition to the number of shares of common stock shown in the table above, an indeterminate number of shares of common stock that may become issuable by reason of such provisions.
(2)Computed pursuant to Rule 457(c), in accordance with Rule 457(h)(1), on the basis of the average of the high and low reported sales price on May 23, 2022 of a share of common stock on The Nasdaq Capital Market.